Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
July 23, 2009	Meghan O’Leary
Investor Relations
(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2009 SECOND QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — July 23, 2009 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the second quarter ended June 30, 2009.

Consolidated net income available to common stockholders for the second quarter of 2009 was $7.8 million, or $0.24 per diluted common share, compared to a net loss applicable to common stockholders of $11.8 million, or $0.36 per diluted common share, for the first quarter of 2009, and net income available to common stockholders of $21.0 million, or $0.61 per diluted common share, for the second quarter of 2008.

Highlights of our second quarter 2009 results included:

•	Provision for loan losses of $21.4 million, a decrease of $22.1 million compared to the first quarter of 2009.

•	A special assessment fee of $5.0 million, mandated for all banks by the Federal Deposit Insurance Corporation (“FDIC”).

•

A decrease in average loan balances of $336.3 million, or 6.6 percent, reflecting efforts by some clients to de-leverage their businesses due to the continuing effects of the downturn in the economic environment.

•	Growth in average deposit balances of $504.9 million, or 6.4 percent, to $8.4 billion.

•	Growth in period-end investment securities of $606.2 million, or 29.8 percent, primarily due to increases in U.S. agency securities and agency-issued mortgage-backed securities.

During the second quarter of 2009, we determined that we had incorrectly recognized certain gains and losses on foreign exchange contracts in prior periods. The cumulative pre-tax effect of the error was $6.2 million, or $3.8 million after-tax and is considered to be immaterial to the prior periods. As such, the affected prior period results have been revised as follows: For the three months ended March 31, 2009, net loss increased by $1.2 million, or $0.04 per diluted common share, for the year ended December 31, 2008, net income was reduced by $2.3 million, or $0.07 per diluted common share, and for the year ended December 31, 2007, net income was reduced by $0.2 million, or $0.01 per diluted common share. Details of the revisions are provided below under the section “Changes to Prior Period Balances.”

Consolidated net loss applicable to common stockholders for the six months ended June 30, 2009 was $4.0 million, or $0.12 per diluted common share, compared to net income available to common stockholders of $48.3 million, or $1.40 per diluted common share, for the comparable 2008 period.

“Despite the impact of the continued economic downturn on our business and our clients, we are doing everything in our power to manage effectively through this cycle, and we are succeeding” said Ken Wilcox, President and CEO of SVB Financial Group. “We managed credit quality during the quarter to meet our stated expectations. We maintained our strong capital and liquidity positions, while increasing our investment securities portfolio by investing our excess deposits. We also continued to invest in building our business and supporting our clients through their own challenges. While we expect the rest of the year to be challenging, we will continue to make the right decisions to position ourselves to take advantage of an eventual upturn in the economy, whenever it may occur.”

Second Quarter 2009 Summary

	Three months ended					Six months ended
(Dollars in millions, except share data and ratios)	June 30, 2009	March 31, 2009 *	June 30, 2008 *	% Change from		June 30, 2009	June 30, 2008 *	% Change
				March 31, 2009	June 30, 2008
Income Statement:
Diluted earnings (loss) per common share (1)	$0.24	$(0.36)	$0.61	NM %	(60.7)%	$(0.12)	$1.40	(108.6)%
Net income (loss) attributable to SVBFG (1)	11.3	(8.2)	21.0	NM	(46.2)	3.1	48.3	(93.6)
Net income (loss) available to common stockholders (1)	7.8	(11.8)	21.0	NM	(62.9)	(4.0)	48.3	(108.3)
Net interest income (1)	91.7	91.5	86.8	0.2	5.6	183.2	177.6	3.2
Provision for loan losses	21.4	43.5	8.4	(50.8)	154.8	64.9	16.1	NM
Noninterest income (loss)	28.3	(5.6)	44.5	NM	(36.4)	22.7	86.3	(73.7)
Noninterest expense	89.0	87.1	87.2	2.2	2.1	176.2	170.6	3.3
Non-GAAP net income (loss) available to common stockholders (1)(2)	7.8	(7.7)	24.9	NM	(68.7)	0.1	52.1	(99.8)
Non-GAAP noninterest income, net of noncontrolling interests (2)	34.4	25.0	43.7	37.6	(21.3)	59.4	87.2	(31.9)
Non-GAAP noninterest expense, net of noncontrolling interests (2)	86.2	79.7	80.9	8.2	6.6	165.8	161.6	2.6
Fully Taxable Equivalent:
Net interest income (1)(3)	$92.2	$92.1	$87.4	0.1%	5.5%	$184.3	$178.7	3.1%
Net interest margin (1)	3.71%	3.97%	5.62%	(6.5)	(34.0)	3.83%	5.94%	(35.5)
Shares Outstanding:
Common	33,142,568	32,935,515	32,252,367	0.6%	2.8%	33,142,568	32,252,367	2.8%
Basic weighted average	32,951,905	32,931,714	32,053,749	0.1	2.8	32,960,239	32,166,820	2.5
Diluted weighted average	33,078,367	32,931,714	34,192,459	0.4	(3.3)	32,960,239	34,347,128	(3.9)
Balance Sheet:
Average total assets (1)	$10,928.0	$10,456.4	$7,158.0	4.5%	52.7%	$10,693.5	$6,955.0	53.8%
Average loans, net of unearned income	4,780.0	5,116.3	4,319.9	(6.6)	10.7	4,947.2	4,216.4	17.3
Average interest-earning investment securities	1,832.7	1,464.2	1,336.5	25.2	37.1	1,649.4	1,299.8	26.9
Average noninterest-bearing demand deposits	5,132.8	4,636.6	2,833.0	10.7	81.2	4,886.1	2,866.3	70.5
Average interest-bearing deposits	3,299.7	3,291.2	1,815.9	0.3	81.7	3,295.5	1,675.6	96.7
Average total deposits	8,432.6	7,927.7	4,648.8	6.4	81.4	8,181.5	4,541.9	80.1
Average short-term borrowings	45.8	47.0	206.0	(2.6)	(77.8)	46.4	220.5	(79.0)
Average long-term debt (1)	945.4	970.2	1,096.4	(2.6)	(13.8)	957.7	989.4	(3.2)
Period-end total assets (1)	11,465.9	10,955.0	7,310.0	4.7	56.9	11,465.9	7,310.0	56.9
Period-end loans, net of unearned income	4,844.3	5,003.1	4,633.7	(3.2)	4.5	4,844.3	4,633.7	4.5
Period-end investment securities	2,638.4	2,032.2	1,788.0	29.8	47.6	2,638.4	1,788.0	47.6
Period-end noninterest-bearing demand deposits	5,551.2	5,228.8	2,919.2	6.2	90.2	5,551.2	2,919.2	90.2
Period-end interest-bearing deposits	3,443.4	3,253.5	1,944.4	5.8	77.1	3,443.4	1,944.4	77.1
Period-end total deposits	8,994.6	8,482.3	4,863.6	6.0	84.9	8,994.6	4,863.6	84.9
Off-Balance Sheet:
Average total client investment funds	$16,450.5	$17,701.3	$21,389.3	(7.1)%	(23.1)%	$17,075.9	$21,641.9	(21.1)%
Period-end total client investment funds	15,972.8	16,894.7	21,877.9	(5.5)	(27.0)	15,972.8	21,877.9	(27.0)
Total unfunded credit commitments	4,963.7	5,072.6	5,034.3	(2.1)	(1.4)	4,963.7	5,034.3	(1.4)
Earnings Ratios:
Return on average assets (1)(4)	0.42%	(0.32)%	1.18%	NM %	(64.4)%	0.06%	1.40%	(95.7)%
Return on average common SVBFG stockholders’ equity (1)(5)(6)	3.95	(6.07)	12.41	NM	(68.2)	(1.02)	14.15	(107.2)
Asset Quality Ratios:
Allowance for loan losses as a percentage of total gross loans	2.26%	2.18%	1.13%	3.7%	100.0%	2.26%	1.13%	100.0%
Gross charge-offs as a percentage of average total gross loans (annualized)	1.82	3.30	0.84	(44.8)	116.7	2.58	0.73	NM
Net charge-offs as a percentage of average total gross loans (annualized)	1.74	3.21	0.47	(45.8)	270.2	2.50	0.50	NM
Other Ratios:
Total risk-based capital ratio	18.46%	18.75%	15.10%	(1.5)%	22.3%	18.46%	15.10%	22.3%
Operating efficiency ratio (1)(7)	73.86	100.74	66.11	(26.7)	11.7	85.09	64.40	32.1
Period-end loans, net of unearned income, to deposits	53.86	58.98	95.27	(8.7)	(43.5)	53.86	95.27	(43.5)
Average loans, net of unearned income, to deposits	56.68	64.54	92.92	(12.2)	(39.0)	60.47	92.83	(34.9)
Non-GAAP Ratios: (1)(2)
Tangible common equity to tangible assets	6.94	6.99	9.39	(0.7)	(26.1)	6.94	9.39	(26.1)
Tangible common equity to risk-weighted assets	10.54	10.17	9.72	3.6	8.4	10.54	9.72	8.4
Non-GAAP return on average assets (8)	0.42%	(0.16)%	1.40%	NM %	(70.0)%	0.14%	1.51%	(90.7)%
Non-GAAP return on average common SVBFG stockholders’ equity (6)(9)	3.95	(3.96)	14.69	NM	(73.1)	0.03	15.28	(99.8)
Non-GAAP operating efficiency ratio	68.05	68.02	61.75	—	10.2	68.04	60.86	11.8
Other Statistics:
Common stock repurchases	$—	$—	$1.0	—%	(100.0)%	$—	$45.6	(100.0)%
Period-end SVB prime lending rate	4.00%	4.00%	5.00%	—	(20.0)	4.00%	5.00%	(20.0)
Average SVB prime lending rate	4.00	4.00	5.08	—	(21.3)	4.00	5.66	(29.3)

NM- Not meaningful

*	Certain amounts have been revised to reflect the correction of immaterial errors associated with previously recognized gains and losses on foreign exchange contracts. Refer to “Changes to Prior Period Balances” section below for more details. Amounts for the three months ended March 31, 2009 and June 30, 2008, and the six months ended June 30, 2008 have been retrospectively revised.

(1)	Balances, results and ratios for all periods presented reflect our adoption of FSP APB 14-1. Refer to “Long-Term Debt” discussion for more details. Amounts for the three and six months ended June 30, 2008 have been retrospectively adjusted.

(2)	A reconciliation of non-GAAP calculations to GAAP is provided in the schedules attached.

(3)	Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.6 million for each of the quarters ended June 30, 2009, March 31, 2009, and June 30, 2008, respectively. The taxable equivalent adjustments were $1.1 million for each of the six months ended June 30, 2009 and 2008, respectively.

(4)	Ratio represents annualized consolidated net income (loss) attributable to SVB Financial Group (“SVBFG”) divided by quarterly average assets and year-to-date average assets.

(5)	Ratio represents annualized consolidated net income (loss) available to common stockholders divided by quarterly average SVBFG stockholders’ equity (excluding preferred equity) and year-to-date average SVBFG stockholders’ equity (excluding preferred equity).

(6)	Our 2009 adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51 (“SFAS No. 160”), requires us to reclassify our presentation of noncontrolling interests (formerly referred to as minority interests).

(7)	The operating efficiency ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.

(8)	Ratio represents non-GAAP annualized consolidated net income (loss) attributable to SVBFG (excluding non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009 and non-tax deductible noninterest expense of $3.9 million related to the conversion premium value of certain of our zero-coupon convertible notes that were converted prior to maturity (“Coco Loss”) recorded in the second quarter of 2008) divided by quarterly average assets and year-to-date average assets.

(9)	Ratio represents non-GAAP annualized consolidated net income (loss) available to common stockholders (excluding non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009 and non-tax deductible $3.9 million Coco Loss recorded in the second quarter of 2008) divided by quarterly average SVBFG stockholders’ equity (excluding preferred equity) and year-to-date average SVBFG stockholders’ equity (excluding preferred equity).

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $92.2 million for the second quarter of 2009, compared to $92.1 million for the first quarter of 2009 and $87.4 million for the second quarter of 2008. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate changes from the first to the second quarter of 2009. Changes that are not solely due to either volume or rate are allocated in proportion to the percentage changes in average volume and average rate:

	Q2’09 compared to Q1’09
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$446	$(337)	$109
Investment securities	3,878	(1,985)	1,893
Loans	(4,827)	824	(4,003)

Decrease in interest income, net	(503)	(1,498)	(2,001)

Interest expense:
Deposits	124	(1,366)	(1,242)
Short-term borrowings	—	(1)	(1)
Long-term debt	(91)	(819)	(910)

Increase (decrease) in interest expense, net	33	(2,186)	(2,153)

(Decrease) increase in net interest income	$(536)	$688	$152

The change in net interest income, on a fully taxable equivalent basis, from the first to the second quarter of 2009, was primarily attributable to the following:

•

An increase in interest income of $1.9 million from our interest-earning investment securities portfolio, primarily related to the growth in average balances of $368.5 million due to new investments. The purchases were primarily for U.S. agency securities and agency-issued mortgage-backed securities.

•	A decrease in interest expense of $1.2 million from interest-bearing deposits due to the full quarter effect of a decrease in deposit interest rates in the first quarter of 2009.

•

A decrease in interest expense of $0.9 million from our long-term debt, driven by a decrease in interest expense associated with interest rate swap agreements for our 5.70% senior and 6.05% subordinated notes, due to lower London Interbank Offered Rates (“LIBOR”).

•

A decrease in interest income from our loan portfolio of $4.0 million driven principally by a decrease in average loan balances of $336.3 million. Our average prime-lending rate was 4.00 percent for both the first and second quarters of 2009.

Our net interest margin, on a fully taxable equivalent basis, was 3.71 percent for the second quarter of 2009, compared to 3.97 percent for the first quarter of 2009 and 5.62 percent for the second quarter of 2008. The decrease from the first to the second quarter of 2009 was primarily a result of our continued growth in deposits, which was deposited in overnight funds with the Federal Reserve, as well as purchases of new investments, which were at lower yields due to the lower interest rate environment. These reductions in our net interest margin were partially offset by a decrease in interest expense related to deposits and long-term debt due to declining market rates.

Net interest income, on a fully taxable equivalent basis, was $184.3 million and $178.7 million for the six months ended June 30, 2009 and 2008, respectively. Net interest margin, on a fully taxable equivalent basis, was 3.83 percent for the six months ended June 30, 2009, compared to 5.94 percent for the comparable 2008 period.

On an average basis, for the second quarter of 2009, 71.0 percent, or $3.5 billion, of our outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in our prime-lending rate or other variable indices. This compares to 72.8 percent, or $3.7 billion, for the first quarter of 2009 and 73.1 percent, or $3.2 billion, for the second quarter of 2008.

Investment Securities

Our investment securities portfolio consists of both a fixed income investment portfolio, which primarily represents interest-earning securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business. Total investment securities were $2.6 billion at June 30, 2009, compared to $2.0 billion at March 31, 2009 and $1.8 billion at June 30, 2008. The increase from the first to the second quarter of 2009 was primarily due to purchases of U.S. agency securities and agency-issued mortgage-backed securities as part of our overall investment strategy.

Average interest-earning investment securities were $1.8 billion for the second quarter of 2009, compared to $1.5 billion for the first quarter of 2009 and $1.3 billion for the second quarter of 2008.

Non-marketable securities were $478.7 million ($193.6 million net of noncontrolling interests) as of June 30, 2009, compared to $454.5 million ($178.4 million net of noncontrolling interests) as of March 31, 2009. The increase from the first to the second quarter of 2009 was primarily attributable to new investments in the second quarter of 2009. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $4.8 billion for the second quarter of 2009, compared to $5.1 billion for the first quarter of 2009 and $4.3 billion for the second quarter of 2008. The decrease in average loan balances from the first to the second quarter of 2009 came primarily from decreases in loans to software and hardware clients, reflecting efforts by some clients to de-leverage their businesses due to the continuing effects of the downturn in the economic environment. Period-end loans, net of unearned income, were $4.8 billion at June 30, 2009, compared to $5.0 billion at March 31, 2009 and $4.6 billion at June 30, 2008.

Our nonaccrual loans totaled $111.4 million at June 30, 2009, compared to $97.6 million at March 31, 2009 and $8.5 million at June 30, 2008. The allowance for loan losses related to nonaccrual loans was $44.0 million, $40.9 million and $2.9 million at June 30, 2009, March 31, 2009 and June 30, 2008, respectively. The increase in nonaccrual loans and related allowance for loan losses from the first to the second quarter of 2009 came primarily from loans within our software and private client services industries.

The following table provides a summary of our concentration of loans individually greater than $20 million by industry sector at June 30, 2009, March 31, 2009 and June 30, 2008:

	Loans individually greater than $20 million at
(Dollars in thousands, except ratios and client data)	June 30, 2009	March 31, 2009	June 30, 2008
Technology	$529,534	$493,835	$439,817
Private Equity	247,702	254,348	392,837
Life Sciences	25,376	28,750	66,110
Private Client Services	99,407	102,491	73,876
Premium Wineries	—	—	—
All other sectors	21,000	48,687	87,233

Total	$923,019	$928,111	$1,059,873

Loans individually greater than $20 million as a percentage of total gross loans	18.89%	18.40%	22.71%
Total clients with loans individually greater than $20 million	28	29	32
Loans individually greater than $20 million on nonaccrual status	$68,029	$64,085	$—

Deposits

Average deposits were $8.4 billion for the second quarter of 2009, compared to $7.9 billion for the first quarter of 2009 and $4.6 billion for the second quarter of 2008. The increase in average deposit balances from the first to the second quarter of 2009 came primarily from our noninterest-bearing demand deposits, which grew by $496.3 million to $5.1 billion.

Growth in average balances in the second quarter of 2009 was primarily due to the following factors: (i) the full quarter effect of our discontinuation of our third-party, off-balance sheet sweep product completed in the first quarter of 2009; and (ii) the desire among some clients to benefit from the security provided by FDIC insurance for noninterest-bearing accounts.

Period-end deposits were $9.0 billion at June 30, 2009, compared to $8.5 billion at March 31, 2009 and $4.9 billion at June 30, 2008.

Long-Term Debt

Effective January 1, 2009, we adopted the Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) Accounting Principles Board Opinion No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), which required a change in the accounting treatment for our convertible debt instruments. The FSP requires that the proceeds from the issuance of convertible debt instruments be allocated between a liability and an equity component in a manner that reflects the entity’s non-convertible debt borrowing rate when interest expense is recognized in subsequent periods. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. Historical financial statements for 2007 and 2008 are required to be adjusted retrospectively to conform to the FSP’s new accounting treatment for both our zero-coupon convertible subordinated notes, which matured on June 15, 2008 and our 3.875% convertible senior notes due April 15, 2011.

As a result of adopting the requirements of FSP APB 14-1, our net income available to common stockholders for the second quarter of 2009 decreased by $0.3 million and our net loss attributable to common stockholders for the first quarter of 2009 increased by $0.3 million. Details of certain prior period revised items related to the adoption of FSP APB 14-1 are provided below under the section “Changes to Prior Period Balances.”

Noninterest Income (Loss)

Noninterest income was $28.3 million for the second quarter of 2009, compared to noninterest loss of $5.6 million for the first quarter of 2009 and noninterest income of $44.5 million for the second quarter of 2008.

Non-GAAP noninterest income, net of noncontrolling interests, was $34.4 million for the second quarter of 2009, compared to $25.0 million for the first quarter of 2009 and $43.7 million for the second quarter of 2008. Reconciliations of our non-GAAP noninterest income and non-GAAP net losses on investment securities, both of which exclude amounts attributable to noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

The increase in noninterest income (GAAP basis) from the first to the second quarter of 2009 was primarily driven by the following factors:

•

Net losses on investment securities of $6.8 million for the second quarter of 2009, compared to net losses of $35.0 million for the first quarter of 2009 and net gains of $2.0 million for the second quarter of 2008. The net losses of $6.8 million in the second quarter of 2009 were primarily due to net losses of $7.9 million from our managed co-investment funds and managed funds of funds due to the continuing effects of the downturn in the overall economy on valuations of our investments. These losses were partially offset by net gains of $1.7 million from our debt funds primarily due to realized gains related to distributions from two of our debt fund investments and unrealized gains from one of our debt fund investments. The following table provides a summary of net losses on investment securities for the three months ended June 30, 2009 and March 31, 2009:

	Three months ended
	June 30, 2009					March 31, 2009
(Dollars in thousands)	Managed Co- Investment Funds	Managed Funds Of Funds	Debt Funds	Other	Total	Total
Unrealized (losses) gains	$(1,691)	$(6,469)	$798	$—	$(7,362)	$(34,792)
Realized (losses) gains	(907)	1,174	883	(538)	612	(253)

Total (losses) gains on investment securities, net	$(2,598)	$(5,295)	$1,681	$(538)	$(6,750)	$(35,045)

Less: (losses) income attributable to noncontrolling interests, including carried interest	(2,414)	(4,831)	312	—	(6,933)	(30,438)

Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests	$(184)	$(464)	$1,369	$(538)	$183	$(4,607)

As of June 30, 2009, we held investments, either directly or through seven of our managed investment funds, in 436 venture capital/private equity funds, 77 companies and five debt funds.

•

An increase in other noninterest income of $10.0 million, mainly driven by net gains of $5.7 million from revaluation of our foreign currency denominated loans and non-marketable investment securities for the second quarter of 2009, compared to net losses of $3.6 million for the first quarter of 2009. The net gains of $5.7 million for the second quarter of 2009 were primarily due to the weakening of the U.S. dollar against the Pound Sterling. The net gains of $4.7 million from revaluation of our foreign currency denominated loans were partially offset by net losses from foreign exchange forward contracts of $4.5 million, which are included in net (losses) gains on derivative instruments.

•

Net losses on derivative instruments of $2.8 million for the second quarter of 2009, compared to net gains of $1.8 million for the first quarter of 2009 and net gains of $4.4 million for the second quarter of 2008. The following table provides a summary of our net (losses) gains on derivative instruments:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
(Losses) gains on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	$448	$496	$478	$944	$1,206
(Losses) gains on internal foreign exchange forward contracts, net (1)	(4,479)	1,943	624	(2,536)	(2,467)

Total (losses) gains on foreign exchange forward contracts, net	(4,031)	2,439	1,102	(1,592)	(1,261)
Change in fair value of interest rate swap	—	(170)	879	(170)	386
Gains on covered call options (2)	—	—	377	—	377
Net gains (losses) on equity warrant assets	1,184	(455)	2,050	729	7,505

Total (losses) gains on derivative instruments, net	$(2,847)	$1,814	$4,408	$(1,033)	$7,007

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income (loss), a component of consolidated net income (loss).

(2)	Represents net gains on covered call options by one of our consolidated sponsored debt funds.

The decrease in net (losses) gains on derivative instruments from the first to the second quarter of 2009 was primarily driven by the following factors:

•

Net losses of $4.5 million from foreign exchange forward contracts hedging our foreign currency denominated loans, which partially offset net gains of $4.7 million from revaluation of our foreign currency denominated loans that are included in other noninterest income.

•

Net gains on equity warrant assets of $1.2 million in the second quarter of 2009, compared to net losses of $0.5 million in the first quarter of 2009. The net gains on equity warrant assets of $1.2 million was driven by net gains of $3.7 million from share price increases of certain investments in our public warrant portfolio, partially offset by net losses of $1.2 million from valuation decreases in our private warrant portfolio and $1.3 million from warrant terminations.

Noninterest Expense

Noninterest expense was $89.0 million for the second quarter of 2009, compared to $87.1 million for the first quarter of 2009 and $87.2 million for the second quarter of 2008.

Non-GAAP noninterest expense, net of noncontrolling interests, was $86.2 million for the second quarter of 2009, compared to $79.7 million for the first quarter of 2009 and $80.9 million for the second quarter of 2008. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

The following table provides a summary of certain noninterest expense (GAAP basis) items:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Compensation and benefits:
Salaries and wages	$26,874	$28,962	$24,770	$55,836	$50,562
Incentive Compensation Plan	5,520	5,039	11,607	10,559	22,860
Employee Stock Ownership Plan	—	—	1,642	—	3,413
Other employee benefits	14,500	14,279	12,040	28,779	27,005

Total compensation and benefits	46,894	48,280	50,059	95,174	103,840
FDIC assessments	8,589	2,675	700	11,264	1,136
Impairment of goodwill	—	4,092	—	4,092	—
(Reduction of) provision for unfunded credit commitments	(1,147)	(2,284)	800	(3,431)	635
Other (1)	34,676	34,377	35,630	69,053	65,015

Total noninterest expense	$89,012	$87,140	$87,189	$176,152	$170,626

Full-time equivalent employees	1,260	1,262	1,209	1,260	1,209

(1)	Other noninterest expense includes professional services, premises and equipment, net occupancy, business development and travel, correspondent bank fees, and other noninterest expenses. For further details of noninterest expense items, please refer to “Interim Consolidated Statements of Income”.

The increase in noninterest expense (GAAP basis) from the first to the second quarter of 2009 was primarily attributable to the following:

•	An increase of $5.9 million in FDIC assessments primarily attributable to a $5.0 million special five basis point assessment fee, mandated for all banks by the FDIC.

•

A reduction of provision for unfunded credit commitments of $1.1 million for the second quarter of 2009, compared to a reduction of provision of $2.3 million for the first quarter of 2009. The reduction of provision for unfunded credit commitments of $1.1 million for the second quarter of 2009 was primarily reflective of a decrease in the balance of our total unfunded credit commitments and due to lower utilization of commitments by borrowers. Total unfunded credit commitments were $5.0 billion at June 30, 2009, compared to $5.1 billion at March 31, 2009.

•	A non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009 resulting from changes in our outlook for eProsper’s future financial performance.

•

A decrease of $1.4 million in compensation and benefits expense, primarily resulting from higher expenses incurred in the first quarter of 2009 due to seasonal expenses and other accruals of vacation benefits.

Income Tax Expense (Benefit)

Effective January 1, 2009, we adopted SFAS No. 160, which requires us to clearly identify and distinguish between the interests of the Company and the interest of the noncontrolling owners by presenting noncontrolling interests after net income (loss) in our interim consolidated statements of income. As a result, our effective tax rate is calculated by dividing income tax expense (benefit) by the sum of income (loss) before income tax expense (benefit) and the net income (loss) attributable to noncontrolling interests.

Our effective tax rate was 38.8 percent for the second quarter of 2009, compared to 22.9 percent for the first quarter of 2009 and 43.7 percent for the second quarter of 2008. The increase in the tax rate from the first to the second quarter of 2009 was primarily attributable to the lower tax impact of tax advantaged investments on our overall pre-tax income.

Our effective tax rate was 60.4 percent for six months ended June 30, 2009, compared to 41.8 percent for the comparable 2008 period. The increase in the tax rate was primarily attributable to the tax impact of the $4.1 million non-tax deductible goodwill impairment associated with eProsper in the first quarter of 2009.

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Allowance for loan losses, beginning balance	$110,010	$107,396	$49,636	$107,396	$47,293
Provision for loan losses	21,393	43,466	8,351	64,859	16,074
Gross loan charge-offs	(21,898)	(42,013)	(9,098)	(63,911)	(15,306)
Loan recoveries	968	1,161	3,999	2,129	4,827

Allowance for loan losses, ending balance	$110,473	$110,010	$52,888	$110,473	$52,888

Provision as a percentage of total gross loans (annualized)	1.76%	3.49%	0.72%	2.68%	0.69%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	1.82	3.30	0.84	2.58	0.73
Net loan charge-offs as a percentage of average total gross loans (annualized)	1.74	3.21	0.47	2.50	0.50
Allowance for loan losses as a percentage of total gross loans	2.26	2.18	1.13	2.26	1.13
Total gross loans at period-end	$4,886,040	$5,045,208	$4,666,989	$4,886,040	$4,666,989
Average total gross loans	4,820,855	5,159,412	4,349,545	4,989,385	4,245,479

Our provision for loan losses of $21.4 million for the second quarter of 2009 was primarily attributable to the following:

•	Gross loan charge-offs of $21.9 million primarily from our life sciences, software and private client services portfolios.

•	Loan recoveries of $1.0 million, primarily from our software and hardware industry portfolios.

In July 2009, an independent asset management firm announced that it had closed its transaction with HRJ Capital to assume the management of HRJ’s private equity and real estate fund of funds. The transaction included the restructuring of HRJ’s debt obligations owed to us. The final terms of the transaction did not have a material impact on our net income or provision for loan losses for the second quarter of 2009. Further, subject to final review of the accounting impact of the transaction, we do not expect the transaction will have any material impact on our net income and provision for loan losses for the third quarter of 2009.

During the third quarter of 2009, we expect to complete a transaction, which will result in a recovery of approximately $11.5 million, on a pre-tax basis, from a single loan previously charged-off in the first quarter of 2009. The final transaction is subject to the satisfaction of various closing conditions.

Noncontrolling Interests

Net loss attributable to noncontrolling interests was $9.0 million for the second quarter of 2009, compared to a net loss of $34.0 million for the first quarter of 2009 and a net loss of $1.5 million for the second quarter of 2008. Net loss attributable to noncontrolling interests of $9.0 million for the second quarter of 2009 was primarily attributable to the following:

•

Losses on investment securities (including carried interest) attributable to noncontrolling interests of $6.9 million, stemming mainly from losses of $4.8 million from our managed funds of funds and $2.4 million from our managed co-investment funds.

•	Noninterest expense of $2.8 million, principally related to management fees paid by the noncontrolling interests to the general partner entities managed by SVB Capital.

Capital

Net income available to common stockholders for both the first and second quarters of 2009 was reduced by $3.5 million related to dividends and discount amortization in connection with our preferred stock issued under the Capital Purchase Program (“CPP”) on December 12, 2008.

Outlook for the Year Ending December 31, 2009

Our outlook for the year ending December 31, 2009 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for selected items where the timing or financial impact are particularly uncertain, or for certain potential unusual or one-time items; however in light of the current uncertain economic environment, we have provided directional guidance on two such elements, specifically net gains (losses) from equity warrant assets and net gains (losses) from investments in venture capital/private equity related activities. The outlook observations presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward-Looking Statements”.

For the year ending December 31, 2009, compared to our 2008 results, we currently expect the following outlook:

	Current outlook compared to 2008 results as of July 23, 2009	Change in outlook compared to outlook reported as of April 23, 2009

Average loan balances	Increase at a percentage rate in the mid single digits	Outlook decreased from high single digits, due to overall market conditions

Average deposit balances	Increase at a percentage rate in the sixties; majority of growth from interest-bearing deposits	No change from previous outlook

Net interest margin	Between 3.7% to 4.0%	No change from previous outlook

Allowance for loan losses as a percentage of gross loans	Between 1.40% to 1.45% of total gross loans. Range is exclusive of existing specific reserves for impaired loans	Outlook improved as our present expectation is that the balance of 2009 will be reflective of our second quarter results

Net loan charge-offs	Between 1.75% to 1.80% of total gross loans. Range is inclusive of net charge-offs in the first and second quarters of 2009 but exclusive of any potential net charge-offs related to loans impaired as of June 30, 2009. For the third through fourth quarters of 2009, we expect quarterly net charge-offs (annualized) of approximately 1.4% of total gross loans, excluding any potential net charge-offs related to loans impaired as of June 30, 2009	No change from previous outlook

Ratio of non-performing loans and assets	Increase during 2009 due to current and expected economic conditions	No change from previous outlook

Fees for deposit services, letters of credit and foreign exchange, in aggregate	Decrease at a percentage rate in the low single digits	Outlook declined from an increase in the low single digits, due to overall market conditions

Client investment fees	Decline significantly to approximately one-half of 2008 levels	No change from previous outlook

Net gains (losses) from equity warrant assets	No net gains expected	No change from previous outlook

Net losses on investment securities, net of noncontrolling interests*	Increase to approximately double of 2008 levels	No change from previous outlook

Noninterest expense* (excluding expenses related to goodwill impairment and noncontrolling interests)	Increase at a percentage rate in the mid teens	Outlook improved from high teens, due to lower compensation and benefits and lower than expected FDIC assessment fees

*	non-GAAP

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including in the section “Outlook for the Year Ending December 31, 2009” above, we make forward-looking statements discussing management’s expectations about economic conditions, opportunities in the market, our financial, credit and business performance and financial results (and the components of such results) for, and expectations about the impact of transactions on, the third quarter of 2009 and the year 2009.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2009 and other forward-looking statements herein to change include, among others, the following: (i) accounting changes, as required by U.S. generally accepted accounting principles, (ii) continued deterioration or other changes in the state of the economy or the markets in which we conduct business or are served by us, (iii) changes in credit quality of our loan portfolio, (iv) changes in interest rates or market levels or factors affecting them, (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (vi) variations from our expectations as to factors impacting our cost structure, (vii) errors in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, and (viii) challenges in satisfying closing conditions to complete the proposed transaction relating to our expected credit recovery in the third quarter of 2009. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On July 23, 2009, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the second quarter ended June 30, 2009. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “20164609”. A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, July 23, 2009, through midnight on Thursday, August 6, 2009, by dialing (800) 642-1687 or (706) 645-9291 and referencing conference ID number “20164609.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, July 23, 2009.

About SVB Financial Group

For over 25 years, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital/private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer services and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group operates through 27 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. More information on the Company can be found at www.svb.com. (SIVB-F)

Banking services are provided by Silicon Valley Bank, the California bank subsidiary and commercial banking operation of SVB Financial Group, and a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except share data)	June 30, 2009	March 31, 2009 *	June 30, 2008 *	June 30, 2009 *	June 30, 2008 *
Interest income:
Loans	$84,248	$88,251	$84,515	$172,499	$174,274
Investment securities:
Taxable	16,794	14,851	14,586	31,645	28,356
Non-taxable	1,029	1,061	1,078	2,090	2,015
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	2,485	2,376	3,684	4,861	7,801

Total interest income	104,556	106,539	103,863	211,095	212,446

Interest expense:
Deposits	5,605	6,847	5,372	12,452	10,641
Borrowings (1)	7,270	8,181	11,695	15,451	24,231

Total interest expense	12,875	15,028	17,067	27,903	34,872

Net interest income	91,681	91,511	86,796	183,192	177,574
Provision for loan losses	21,393	43,466	8,351	64,859	16,074

Net interest income after provision for loan losses	70,288	48,045	78,445	118,333	161,500

Noninterest income (loss):
Foreign exchange fees	7,617	7,466	7,961	15,083	15,805
Deposit service charges	6,590	6,823	6,056	13,413	11,947
Client investment fees	5,580	6,248	13,648	11,828	27,370
Letters of credit and standby letters of credit income	2,329	2,892	3,142	5,221	6,088
Credit card fees	2,957	1,439	1,502	4,396	3,202
Corporate finance fees	—	—	—	—	3,640
(Losses) gains on derivative instruments, net	(2,847)	1,814	4,408	(1,033)	7,007
(Losses) gains on investment securities, net	(6,750)	(35,045)	2,039	(41,795)	(4,073)
Other	12,799	2,782	5,759	15,581	15,281

Total noninterest income (loss)	28,275	(5,581)	44,515	22,694	86,267

Noninterest expense:
Compensation and benefits	46,894	48,280	50,059	95,174	103,840
Professional services	11,258	12,080	9,132	23,338	17,933
FDIC assessments	8,589	2,675	700	11,264	1,136
Premises and equipment	5,473	5,407	5,455	10,880	10,643
Net occupancy	4,836	4,305	4,342	9,141	8,690
Business development and travel	3,152	3,273	3,764	6,425	7,186
Impairment of goodwill	—	4,092	—	4,092	—
Correspondent bank fees	1,963	1,913	1,816	3,876	3,322
Loss from cash settlement of conversion premium of zero-coupon convertible subordinated notes	—	—	3,858	—	3,858
(Reduction of) provision for unfunded credit commitments	(1,147)	(2,284)	800	(3,431)	635
Other	7,994	7,399	7,263	15,393	13,383

Total noninterest expense	89,012	87,140	87,189	176,152	170,626

Income (loss) before income tax expense (benefit)	9,551	(44,676)	35,771	(35,125)	77,141
Income tax expense (benefit) (1)	7,174	(2,448)	16,291	4,726	34,639

Net income (loss)	2,377	(42,228)	19,480	(39,851)	42,502
Net loss attributable to noncontrolling interests (2)	8,961	33,993	1,534	42,954	5,752

Net income (loss) attributable to SVBFG (1)(2)	$11,338	$(8,235)	$21,014	$3,103	$48,254

Preferred stock dividend and discount accretion	(3,545)	(3,536)	—	(7,081)	—

Net income (loss) available to common stockholders (1)	$7,793	$(11,771)	$21,014	$(3,978)	$48,254

Earnings (loss) per common share — basic (1)	$0.24	$(0.36)	$0.66	$(0.12)	$1.50
Earnings (loss) per common share — diluted (1)	$0.24	$(0.36)	$0.61	$(0.12)	$1.40
Weighted average common shares outstanding — basic	32,951,905	32,931,714	32,053,749	32,960,239	32,166,820
Weighted average common shares outstanding — diluted	33,078,367	32,931,714	34,192,459	32,960,239	34,347,128

*	Certain amounts have been revised to reflect the correction of immaterial errors associated with previously recognized gains and losses on foreign exchange contracts, which is included under other noninterest income. Refer to “Changes to Prior Period Balances” section below for more details. Amounts for the three months ended March 31, 2009 and June 30, 2008, and the six months ended June 30, 2008 have been retrospectively revised.

(1)	Balances for all periods presented reflect our adoption of FSP APB 14-1. Refer to “Long-Term Debt” discussion for more details. Amounts for the three and six months ended June 30, 2008 have been retrospectively adjusted.

(2)	Our 2009 adoption of SFAS No. 160 requires us to reclassify our income statement presentation for noncontrolling interests.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value, share data and ratios)	June 30, 2009	March 31, 2009 *	June 30, 2008 *
Assets:
Cash and due from banks	$3,246,560	$3,360,199	$303,057
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	462,810	286,787	325,723
Investment securities	2,638,380	2,032,157	1,787,996
Loans, net of unearned income	4,844,253	5,003,069	4,633,701
Allowance for loan losses	(110,473)	(110,010)	(52,888)

Net loans	4,733,780	4,893,059	4,580,813

Premises and equipment, net of accumulated depreciation and amortization	30,196	29,341	34,787
Goodwill	—	—	4,092
Accrued interest receivable and other assets	354,161	353,472	273,542

Total assets (1)	$11,465,887	$10,955,015	$7,310,010

Liabilities and total equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$5,551,226	$5,228,830	$2,919,205
Negotiable order of withdrawal (NOW)	31,719	43,802	48,032
Money market	1,178,716	1,061,547	1,131,154
Foreign money market	29,832	45,439	—
Time	356,781	393,433	410,591
Sweep	1,846,309	1,709,273	354,598

Total deposits	8,994,583	8,482,324	4,863,580

Short-term borrowings	31,340	56,450	330,000
Other liabilities	205,113	163,422	163,911
Long-term debt (1)	909,641	964,175	969,588

Total liabilities	10,140,677	9,666,371	6,327,079

SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Preferred stock, Series B Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation value per share, 235,000 shares authorized; 235,000 shares issued and outstanding, net of discount	222,391	221,783	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 33,142,568 shares, 32,935,515 shares and 32,252,367 shares outstanding, respectively	33	33	32
Additional paid-in capital (1)	86,478	71,760	20,754
Retained earnings (1)	705,847	697,956	684,404
Accumulated other comprehensive loss	4,470	(3,162)	(13,634)

Total SVBFG stockholders’ equity (2)	1,019,219	988,370	691,556
Noncontrolling interests (2)	305,991	300,274	291,375

Total equity (2)	1,325,210	1,288,644	982,931

Total liabilities and total equity	$11,465,887	$10,955,015	$7,310,010

Capital Ratios:
Total risk-based capital ratio	18.46%	18.75%	15.10%
Tier 1 risk-based capital ratio	13.89	13.67	10.43
Tier 1 leverage ratio	9.88	10.15	10.72
Tangible common equity to tangible assets ratio (3)	6.94	6.99	9.39
Tangible common equity to risk-weighted assets ratio	10.54	10.17	9.72
Other Period-End Statistics:
Loans, net of unearned income-to-deposits ratio	53.86%	58.98%	95.27%
Book value per common share (4)	$24.04	$23.28	$21.44
Full-time equivalent employees	1,260	1,262	1,209

*	Certain amounts have been revised to reflect the correction of immaterial errors associated with previously recognized gains and losses on foreign exchange contracts. Refer to “Changes to Prior Period Balances” section below for more details. Amounts for March 31, 2009 and June 30, 2008 have been retrospectively revised.

(1)	Balances for all periods presented reflect our adoption of FSP APB 14-1. Refer to “Long-Term Debt” discussion for more details. Balances as of June 30, 2008 have been retrospectively adjusted.

(2)	Our 2009 adoption of SFAS No. 160 requires us to reclassify our balance sheet presentation for noncontrolling interests.

(3)	Tangible common equity consists of SVB Financial Group (“SVBFG”) stockholders’ equity (excluding preferred equity) less acquired intangibles and goodwill. Tangible assets represent total assets less acquired intangibles and goodwill.

(4)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity (excluding preferred equity) by total outstanding common shares.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	June 30, 2009			March 31, 2009			June 30, 2008
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$3,369,317	$2,485	0.30%	$2,825,988	$2,376	0.34%	$597,673	$3,684	2.48%
Investment securities: (2)
Taxable	1,729,648	16,794	3.89	1,357,752	14,851	4.44	1,233,490	14,586	4.76
Non-taxable (3)	103,017	1,583	6.16	106,404	1,633	6.22	102,989	1,659	6.48
Total loans, net of unearned income (4)	4,779,966	84,248	7.07	5,116,252	88,251	7.00	4,319,897	84,515	7.87

Total interest-earning assets	9,981,948	105,110	4.23	9,406,396	107,111	4.62	6,254,049	104,444	6.72

Cash and due from banks	198,361			321,282			249,074
Allowance for loan losses	(112,647)			(111,527)			(52,776)
Goodwill	—			4,048			4,092
Other assets (5)	860,381			836,208			703,591

Total assets (6)	$10,928,043			$10,456,407			$7,158,030

Funding sources:
Interest-bearing liabilities:
NOW deposits	$40,775	$37	0.36%	$52,282	$49	0.38%	$51,992	$71	0.55%
Regular money market deposits	152,894	175	0.46	179,099	305	0.69	152,707	533	1.40
Bonus money market deposits	908,884	1,300	0.57	986,034	1,738	0.71	900,767	2,467	1.10
Foreign money market deposits	49,181	78	0.64	64,485	174	1.09	—	—	—
Time deposits	368,856	621	0.68	376,833	730	0.79	387,981	920	0.95
Sweep deposits	1,779,158	3,394	0.77	1,632,420	3,851	0.96	322,420	1,381	1.72

Total interest-bearing deposits	3,299,748	5,605	0.68	3,291,153	6,847	0.84	1,815,867	5,372	1.19
Short-term borrowings	45,846	20	0.17	47,044	21	0.18	205,983	1,104	2.16
Zero-coupon convertible subordinated notes (6)	—	—	—	—	—	—	133,822	876	2.63
3.875% convertible senior notes (6)	245,522	3,506	5.73	244,789	3,505	5.81	225,976	3,149	5.60
Junior subordinated debentures	55,938	893	6.40	55,921	786	5.70	53,090	540	4.09
Senior and subordinated notes	562,990	2,575	1.83	568,206	3,407	2.43	531,086	4,874	3.69
Other long-term debt	80,945	276	1.37	101,269	462	1.85	152,386	1,152	3.04

Total interest-bearing liabilities	4,290,989	12,875	1.20	4,308,382	15,028	1.41	3,118,210	17,067	2.20
Portion of noninterest-bearing funding sources	5,690,959			5,098,014			3,135,839

Total funding sources	9,981,948	12,875	0.52	9,406,396	15,028	0.65	6,254,049	17,067	1.10

Noninterest-bearing funding sources:
Demand deposits	5,132,849			4,636,553			2,832,956
Other liabilities	181,421			184,844			243,316
Discount on zero-coupon convertible subordinated notes (6)	—			—			336
SVBFG stockholders’ equity (6)	1,014,269			1,008,102			680,927
Noncontrolling interests (7)	308,515			318,526			282,285
Portion used to fund interest-earning assets	(5,690,959)			(5,098,014)			(3,135,839)

Total liabilities and total equity	$10,928,043			$10,456,407			$7,158,030

Net interest income and margin (6)		$92,235	3.71%		$92,083	3.97%		$87,377	5.62%

Total deposits	$8,432,597			$7,927,706			$4,648,823

Average SVBFG stockholders’ equity as a percentage of average assets			9.28%			9.64%			9.51%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(554)			(572)			(581)

Net interest income, as reported		$91,681			$91,511			$86,796

(1)	Includes average interest-bearing deposits in other financial institutions of $174.2 million, $180.0 million and $99.2 million for the quarters ended June 30, 2009, March 31, 2009, and June 30, 2008, respectively. For the quarters ended June 30, 2009 and March 31, 2009, balance also includes $3.1 billion and $2.5 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Average investment securities of $470.4 million, $467.0 million and $373.3 million for the quarters ended June 30, 2009, March 31, 2009, and June 30, 2008, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

(6)	Balances for all periods presented reflect our adoption of FSP APB 14-1. Refer to “Long-Term Debt” discussion for more details. Amounts for the quarter ended June 30, 2008 have been retrospectively adjusted.

(7)	Our 2009 adoption of SFAS No. 160 requires us to reclassify our presentation of noncontrolling interests.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Six months ended
	June 30, 2009			June 30, 2008
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$3,099,153	$4,861	0.32%	$536,392	$7,801	2.92%
Investment securities: (2)
Taxable	1,544,728	31,645	4.13	1,203,594	28,356	4.74
Non-taxable (3)	104,701	3,216	6.19	96,175	3,101	6.48
Total loans, net of unearned income (4)	4,947,180	172,499	7.03	4,216,381	174,274	8.31

Total interest-earning assets	9,695,762	212,221	4.41	6,052,542	213,532	7.09

Cash and due from banks	259,482			262,773
Allowance for loan losses	(112,090)			(50,526)
Goodwill	2,013			4,092
Other assets (5)	848,361			686,102

Total assets (6)	$10,693,528			$6,954,983

Funding sources:
Interest-bearing liabilities:
NOW deposits	$46,496	$86	0.37%	$44,570	$108	0.49%
Regular money market deposits	165,924	480	0.58	144,596	957	1.33
Bonus money market deposits	947,246	3,038	0.65	887,361	5,702	1.29
Foreign money market deposits	56,791	252	0.89	—	—	—
Time deposits	372,823	1,351	0.73	365,776	1,686	0.93
Sweep deposits	1,706,195	7,245	0.86	233,338	2,188	1.89

Total interest-bearing deposits	3,295,475	12,452	0.76	1,675,641	10,641	1.28
Short-term borrowings	46,442	41	0.18	220,464	2,915	2.66
Zero-coupon convertible subordinated notes (6)	—	—	—	140,729	2,418	3.46
3.875% convertible senior notes (6)	245,157	7,011	5.77	111,415	3,149	5.68
Junior subordinated debentures	55,930	1,679	6.05	53,030	1,265	4.80
Senior and subordinated notes	565,583	5,982	2.13	531,731	11,728	4.44
Other long-term debt	91,050	738	1.63	152,511	2,756	3.63

Total interest-bearing liabilities	4,299,637	27,903	1.31	2,885,521	34,872	2.43
Portion of noninterest-bearing funding sources	5,396,125			3,167,021

Total funding sources	9,695,762	27,903	0.58	6,052,542	34,872	1.15

Noninterest-bearing funding sources:
Demand deposits	4,886,071			2,866,278
Other liabilities	183,124			244,411
Discount on zero-coupon convertible subordinated notes (6)	—			1,007
SVBFG stockholders’ equity (6)	1,011,203			685,791
Noncontrolling interests (7)	313,493			271,975
Portion used to fund interest-earning assets	(5,396,125)			(3,167,021)

Total liabilities and total equity	$10,693,528			$6,954,983

Net interest income and margin (6)		$184,318	3.83%		$178,660	5.94%

Total deposits	$8,181,546			$4,541,919

Average SVBFG stockholders’ equity as a percentage of average assets			9.46%			9.86%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,126)			(1,086)

Net interest income, as reported		$183,192			$177,574

(1)	Includes average interest-bearing deposits in other financial institutions of $177.1 million and $91.0 million for the six months ended June 30, 2009 and 2008, respectively. For the six months ended June 30, 2009, balance also includes $2.8 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Average investment securities of $468.7 million and $359.3 million for the six months ended June 30, 2009 and 2008, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

(6)	Balances for all periods presented reflect our adoption of FSP APB 14-1. Refer to “Long-Term Debt” discussion for more details. Amounts for the six months ended June 30, 2008 have been retrospectively adjusted.

(7)	Our 2009 adoption of SFAS No. 160 requires us to reclassify our presentation of noncontrolling interests.

(Losses) Gains on Derivative Instruments, Net

	Three months ended					Six months ended
	June 30, 2009	March 31, 2009	June 30, 2008	% Change		June 30, 2009	June 30, 2008	% Change
(Dollars in thousands)				March 31, 2009	June 30, 2008
(Losses) gains on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net (1)	$448	$496	$478	(9.7)%	(6.3)%	$944	$1,206	(21.7)%
(Losses) gains on internal foreign exchange forward contracts, net (2)	(4,479)	1,943	624	NM	NM	(2,536)	(2,467)	2.8

Total (losses) gains on foreign exchange forward contracts, net	(4,031)	2,439	1,102	NM	NM	(1,592)	(1,261)	26.2
Change in fair value of interest rate swap (3)	—	(170)	879	(100.0)	(100.0)	(170)	386	(144.0)
Gains on covered call options, net (4)	—	—	377	—	(100.0)	—	377	(100.0)
Equity warrant assets:
(Losses) gains on exercise, net	(42)	210	676	(120.0)	(106.2)	168	5,192	(96.8)
Change in fair value (5):
Cancellations and expirations	(1,276)	(1,198)	(488)	6.5	161.5	(2,474)	(945)	161.8
Other changes in fair value	2,502	533	1,862	NM	34.4	3,035	3,258	(6.8)

Total net gains (losses) on equity warrant assets (6)	1,184	(455)	2,050	NM	(42.2)	729	7,505	(90.3)

Total (losses) gains on derivative instruments, net	$(2,847)	$1,814	$4,408	NM %	(164.6)%	$(1,033)	$7,007	(114.7)%

NM- Not meaningful

(1)	Represents the net gains for foreign exchange forward contracts executed on behalf of clients.

(2)	Represents the change in the fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure risk related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income.

(3)	Represents the change in the fair value hedge of the junior subordinated debentures. In December 2008, our counterparty called this swap for settlement in January 2009. As a result, the swap is no longer designated as a hedging instrument.

(4)	Represents net gains on covered call options by one of our sponsored debt funds.

(5)	At June 30, 2009, we held warrants in 1,285 companies, compared to 1,303 companies at March 31, 2009 and 1,217 companies at June 30, 2008.

(6)	Includes net gains (losses) on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to noncontrolling interests are reflected in the interim consolidated statements of income under the caption “Net Loss Attributable to Noncontrolling Interests”.

Net Loss Attributable to Noncontrolling Interests (1)

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Net interest loss (income) (2)	$16	$14	$(106)	$30	$(363)
Noninterest loss (income) (2)	6,153	31,907	(1,528)	38,060	(553)
Noninterest expense (2)	2,848	3,387	2,457	6,235	5,216
Carried interest (3)	(56)	(1,315)	711	(1,371)	1,452

Net loss attributable to noncontrolling interests	$8,961	$33,993	$1,534	$42,954	$5,752

(1)	Our 2009 adoption of SFAS No. 160 requires us to reclassify our presentation of noncontrolling interests.

(2)	Represents noncontrolling interests share in net interest income, noninterest income (loss), and noninterest expense.

(3)	Represents the change in the preferred allocation of income we earn as general partners managing two of our managed funds of funds and the preferred allocation earned by the general partner entity managing one of our consolidated sponsored debt funds.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Six months ended
(Shares in thousands)	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Weighted average common shares outstanding-basic	32,952	32,932	32,054	32,960	32,167
Effect of dilutive securities:
Stock options	126	—	968	—	984
Restricted stock awards and units	—	—	87	—	38
Zero-coupon convertible subordinated notes (1)	—	—	1,083	—	1,158
Warrants associated with zero-coupon convertible subordinated notes (1)	—	—	—	—	—
3.875% convertible senior notes (2)	—	—	—	—	—
Warrants associated with 3.875% convertible senior notes (2)	—	—	—	—	—
Warrant associated with Capital Purchase Program (3)	—	—	—	—	—

Total effect of dilutive securities	126	—	2,138	—	2,180

Weighted average common shares outstanding-diluted	33,078	32,932	34,192	32,960	34,347

(1)	The dilutive effect of our convertible subordinated notes was calculated using the treasury stock method based on our average share price and was dilutive at an average share price of $33.6277. The associated warrants were dilutive beginning at an average share price of $51.34. These notes and the associated warrants matured on June 15, 2008.

(2)	The dilutive effect of our convertible senior notes is calculated using the treasury stock method based on our average share price and is dilutive at an average share price of $53.04. The associated warrants are dilutive beginning at an average share price of $64.43. These notes are due on April 15, 2011 and the associated warrants expire ratably commencing on July 15, 2011.

(3)	The warrant associated with our participation in the CPP is dilutive beginning at an average share price of $49.78.

Due to the net loss applicable to common stockholders for the three months ended March 31, 2009 and the six months ended June 30, 2009, no potentially dilutive shares were included in the net loss per share calculation as including such shares would be anti-dilutive and reduce the reported net loss per share.

Credit Quality

	Period end balances at
(Dollars in thousands)	June 30, 2009	March 31, 2009	June 30, 2008
Nonperforming loans and assets:
Nonperforming loans:
Loans past due 90 days or more still accruing interest	$55	$3,516	$1,151
Nonaccrual loans	111,406	97,641	8,497

Total nonperforming loans	111,461	101,157	9,648
Other real estate owned	450	1,200	1,612

Total nonperforming assets	$111,911	$102,357	$11,260

Nonperforming loans as a percentage of total gross loans	2.28%	2.01%	0.21%
Nonperforming assets as a percentage of total assets	0.98	0.93	0.15
Allowance for loan losses	$110,473	$110,010	$52,888
As a percentage of total gross loans	2.26%	2.18%	1.13%
As a percentage of nonperforming loans	99.11	108.75	548.18
Reserve for unfunded credit commitments (1)	$11,266	$12,418	$14,081
Total gross loans	4,886,040	5,045,208	4,666,989
Total unfunded credit commitments	4,963,654	5,072,604	5,034,283

(1)	The “Reserve for Unfunded Credit Commitments” is included as a component of “Other Liabilities”.

Average Client Investment Funds (1)

	Three months ended			Six months ended
(Dollars in millions)	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Client directed investment assets	$11,039	$11,643	$12,734	$11,341	$12,754
Client investment assets under management	5,412	5,834	6,006	5,623	6,190
Sweep money market funds	—	224	2,649	112	2,698

Total average client investment funds	$16,451	$17,701	$21,389	$17,076	$21,642

(1)	Client Investment Funds are maintained at third party financial institutions.

Average client investment funds decreased by $1.2 billion to $16.5 billion for the second quarter of 2009, compared to $17.7 billion for the first quarter of 2009, primarily due to a larger number of clients opting to be covered by FDIC insurance on deposits held in noninterest bearing deposit accounts rather than invest in the current low interest rate environment, as well as the full quarter effect of our discontinuation of a third-party, off-balance sheet sweep product completed in the first quarter of 2009.

Period-end total client investment funds were $16.0 billion at June 30, 2009, compared to $16.9 billion at March 31, 2009 and $21.9 billion at June 30, 2008.

Changes to Prior Period Balances

The table below highlights certain revised prior period items related to the revision of certain immaterial gains and losses on foreign exchange contracts that were incorrectly recorded in prior periods and to the adoption of FSP APB 14-1:

	Three months ended					Year ended
(Dollars in thousands, except per share amounts)	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
AS REVISED
Income Statement
Interest expense — borrowings	$8,181	$10,219	$12,517	$11,695	$12,536	$54,259
Other noninterest income	2,782	1,858	1,913	5,759	9,522	26,096
Income tax expense (benefit)	(2,448)	863	16,711	16,291	18,348	84,581
Net income (loss) attributable to SVBFG	(8,235)	114	25,918	21,014	27,240	120,329
Net income (loss) available to common stockholders	(11,771)	(593)	25,918	21,014	27,240	120,329
Earnings (loss) per common share — diluted	(0.36)	(0.02)	0.77	0.61	0.79	3.28
Fully Taxable Equivalent
Net interest income (fully taxable equivalent basis)	$92,083	$97,024	$95,206	$87,377	$91,283	$377,115
Net interest margin	3.97%	5.39%	5.70%	5.62%	6.27%	7.19%
Balance Sheet
Cash and due from banks	$3,360,199	$1,789,311	$371,425	$303,057	$301,888	$324,510
Total assets	10,955,015	10,018,280	8,070,315	7,310,010	6,897,163	6,692,171
Long-term debt	964,175	995,423	976,189	969,588	892,516	873,241
Additional paid-in capital	71,760	66,201	44,359	20,754	13,975	13,167
Retained earnings	697,956	709,726	710,321	684,404	663,963	669,459
ADJUSTMENTS DUE TO REVISION OF ERROR
Income Statement
Other noninterest income	$(1,971)	$(3,239)	$(1,309)	$578	$187	$(415)
Income tax expense (benefit)	(746)	(1,248)	(531)	215	65	(171)
Net income (loss) attributable to SVBFG	(1,225)	(1,991)	(778)	363	122	(244)
Net income (loss) available to common stockholders	(1,225)	(1,991)	(778)	363	122	(244)
Earnings (loss) per common share — diluted	(0.04)	(0.06)	(0.02)	0.01	—	(0.01)
Balance Sheet
Cash and due from banks	$(2,017)	$(2,085)	$(2,085)	$(2,085)	$(2,085)	$(889)
Total assets	(3,753)	(2,528)	(537)	241	(122)	(244)
Retained earnings	(3,753)	(2,528)	(537)	241	(122)	(244)
ADJUSTMENTS DUE TO APB 14-1
Income Statement
Interest expense — borrowings	N/A	$525	$518	$1,068	$1,303	$5,091
Income tax expense (benefit)	N/A	(208)	(206)	(424)	(518)	(2,026)
Net income (loss) attributable to SVBFG	N/A	(317)	(312)	(644)	(785)	(3,065)
Net income (loss) available to common stockholders	N/A	(317)	(312)	(644)	(785)	(3,065)
Fully Taxable Equivalent
Net interest income (fully taxable equivalent basis)	N/A	$(525)	$(518)	$(1,068)	$(1,303)	$(5,091)
Net interest margin	N/A	(0.03)%	(0.03)%	(0.07)%	(0.09)%	(0.10)%
Balance Sheet
Total assets	N/A	$(84)	$(93)	$(102)	$(18)	$(41)
Long-term debt	N/A	(5,217)	(5,757)	(6,290)	(673)	(2,013)
Additional paid-in capital	N/A	20,329	20,543	20,754	13,975	13,167
Retained earnings	N/A	(15,196)	(14,879)	(14,566)	(13,993)	(13,208)

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures (non-GAAP net income (loss), non-GAAP noninterest income, non-GAAP net losses on investment securities, non-GAAP noninterest expense, and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

In particular, in this press release, we use certain non-GAAP measures that exclude from net income and certain other financial line items in certain periods:

•

Income and expense attributable to noncontrolling interests - As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. Similarly, we are required under GAAP to consolidate the results of eProsper, of which we own 65 percent. The relevant amounts attributable to investors other than us are reflected under “Net Loss Attributable to Noncontrolling Interests.” Our net income (loss) available to common stockholders reported in that section includes only the portion of income or loss related to our ownership interest.

•	Non-tax deductible goodwill impairment charge of $4.1 million resulting from changes in our outlook for future financial performance of eProsper.

•	Non-tax deductible noninterest expense of $3.9 million related to the conversion premium value of certain of our zero-coupon convertible notes that were converted prior to their maturity.

In addition, in this press release, we use certain non-GAAP financial ratios that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP:

•

Tangible common equity to tangible assets ratio – This ratio is not required by GAAP or other applicable bank regulatory requirement, and is used by management to evaluate the adequacy of the Company’s capital levels. Our ratio is calculated by dividing total SVBFG stockholder’s equity, by total assets, after reducing both amounts by acquired intangibles and goodwill. The manner in which this ratio is calculated varies among companies. Accordingly, our ratio is not necessarily comparable to similar measures of other companies.

•

Non-GAAP operating efficiency ratio – This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense (excluding goodwill and the Coco Loss for applicable periods) by total taxable equivalent income, after reducing both amounts by taxable equivalent losses (income) attributable to noncontrolling interests for applicable periods.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests, where indicated, or certain items that do not occur in every reporting period, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirement. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income, or other financial measures prepared in accordance with GAAP. In the financial table below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

SVB FINANCIAL GROUP AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS)

(Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except share amounts)	June 30, 2009	March 31, 2009 *	June 30, 2008 *	June 30, 2009	June 30, 2008 *
Net income (loss) available to common stockholders	$7,793	$(11,771)	$21,014	$(3,978)	$48,254
Impairment of goodwill (1)	—	4,092	—	4,092	—
Loss from cash settlement of conversion premium of zero-coupon convertible subordinated notes (2)	—	—	3,858	—	3,858

Non-GAAP net income (loss) available to common stockholders	$7,793	$(7,679)	$24,872	$114	$52,112

Weighted average diluted common shares outstanding	33,078,367	32,931,714	34,192,459	32,960,239	34,347,128

*        Certain amounts have been revised to reflect the correction of immaterial errors associated with previously recognized gains and losses on foreign exchange contracts. Refer to “Changes to Prior Period Balances” section for more details. Amounts for the three months ended March 31, 2009 and June 30, 2008, and the six months ended June 30, 2008 have been retrospectively revised.

(1)     Non-tax deductible goodwill impairment charge for eProsper recognized in the first quarter of 2009.

(2)     Represents the portion of the conversion payment that exceeded the principal amount related to a conversion of $7.8 million of our zero-coupon convertible subordinated notes, which we settled in cash in the second quarter of 2008. This non-tax deductible loss did not have any impact on our tax provision.

	Three months ended			Six months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	June 30, 2009	March 31, 2009 *	June 30, 2008 *	June 30, 2009	June 30, 2008 *
GAAP noninterest income (loss)	$28,275	$(5,581)	$44,515	$22,694	$86,267
Less: (losses) income attributable to noncontrolling interests, including carried interest	(6,097)	(30,592)	817	(36,689)	(899)

Non-GAAP noninterest income, net of noncontrolling interests	$34,372	$25,011	$43,698	$59,383	$87,166

*        Certain amounts have been revised to reflect the correction of immaterial errors associated with previously recognized gains and losses on foreign exchange contracts. Refer to “Changes to Prior Period Balances” section for more details. Amounts for the three months ended March 31, 2009 and June 30, 2008, and the six months ended June 30, 2008 have been retrospectively revised.

	Three months ended			Six months ended
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (Dollars in thousands)	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
GAAP net (losses) gains on investment securities	$(6,750)	$(35,045)	$2,039	$(41,795)	$(4,073)
Less: (losses) gains on investment securities attributable to noncontrolling interests, including carried interest	(6,933)	(30,438)	452	(37,371)	(1,447)

Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$183	$(4,607)	$1,587	$(4,424)	$(2,626)

	Three months ended			Six months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
GAAP noninterest expense	$89,012	$87,140	$87,189	$176,152	$170,626
Less: amounts attributable to noncontrolling interests	2,848	3,387	2,457	6,235	5,216
Less: loss from cash settlement of conversion premium of zero-coupon convertible subordinated notes	—	—	3,858	—	3,858
Less: impairment of goodwill	—	4,092	—	4,092	—

Non-GAAP noninterest expense, net of noncontrolling interests	$86,164	$79,661	$80,874	$165,825	$161,552

GAAP taxable equivalent net interest income	$92,235	92,083	$87,377	$184,318	$178,660
Less: (losses) income attributable to noncontrolling interests	(16)	(14)	106	(30)	363

Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	92,251	92,097	87,271	184,348	178,297
Non-GAAP noninterest income, net of noncontrolling interests	34,372	25,011	43,698	59,383	87,166

Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$126,623	$117,108	$130,969	$243,731	$265,463

Non-GAAP operating efficiency ratio	68.05%	68.02%	61.75%	68.04%	60.86%

Non-GAAP non-marketable securities, net of noncontrolling interests (Dollars in thousands)				June 30, 2009	March 31, 2009
GAAP non-marketable securities				$478,694	$454,527
Less: noncontrolling interests in non-marketable securities				285,127	276,122

Non-GAAP non-marketable securities, net of noncontrolling interests				$193,567	$178,405

Non-GAAP tangible common equity and tangible assets (Dollars in thousands, except ratios)	June 30, 2009	March 31, 2009 *	June 30, 2008 *
SVBFG stockholders’ equity	$1,019,219	$988,370	$691,556
Less:
Preferred stock	222,391	221,783	—
Goodwill	—	—	4,092
Intangible assets	774	822	1,340

Tangible common equity	$796,054	$765,765	$686,124

Total assets	$11,465,887	$10,955,015	$7,310,010
Less:
Goodwill	—	—	4,092
Intangible assets	774	822	1,340

Tangible assets	$11,465,113	$10,954,193	$7,304,578

Risk-weighted assets	$7,549,912	$7,533,338	$7,060,052
Tangible common equity to tangible assets	6.94%	6.99%	9.39%
Tangible common equity to risk-weighted assets	10.54	10.17	9.72

*	Certain amounts have been revised to reflect the correction of immaterial errors associated with previously recognized gains and losses on foreign exchange contracts. Refer to “Changes to Prior Period Balances” section for more details. Amounts for March 31, 2009 and June 30, 2008 have been retrospectively revised.